                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Clayton Williams Energy, Inc. has five wholly owned subsidiaries as follows:


o Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation

o      Clayton Williams Trading Company, a Texas corporation

o Clayton Williams Venezuela, Inc. (formerly Clayton Williams Argentina, Inc.), a Delaware corporation

o CWEI Acquisitions, Inc. (formerly Texas Energy Company), a Delaware corporation

o      Clayton Williams Midland, Inc., a Delaware corporation